Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: June 28, 2011

MEDIA CONTACTS:
Julie Gentz	Joele Frank / Andrew Siegel
Williams	Joele Frank, Wilkinson Brimmer Katcher
(918) 573-3053	(212) 355-4449

INVESTOR CONTACTS:
Travis Campbell	Sharna Reingold	David Sullivan	Tom Gardiner
Williams	Williams	Williams	Georgeson, Inc.
(918) 573-2944	(918) 573-2078	(918) 573-9360	(212) 440-9872

Williams Responds to Southern Union’s Decision to Authorize Discussions

TULSA, Okla. – Williams (NYSE: WMB) today commented on the announcement by Southern Union Company (NYSE: SUG) that the Special Committee of its Board of Directors has authorized Southern Union to enter into discussions with Williams regarding Williams’ $39.00 per share all-cash proposal to acquire all the outstanding shares of Southern Union. The Special Committee of Southern Union made the determination to authorize discussions and to provide information to Williams pursuant to Section 5.4 of Southern Union’s merger agreement with Energy Transfer Equity, L.P. (NYSE: ETE) (“Energy Transfer”).

“We are pleased that the Special Committee has acted in the best interest of its shareholders by promptly authorizing discussions in connection with Williams’ $39 per share all-cash proposal,” said Alan Armstrong, Williams’ President and Chief Executive Officer. “Our proposal provides an extremely attractive premium for Southern Union shareholders, and given the highly complementary nature of our respective asset portfolios we expect the combination to further strengthen our ability to deliver value and growth for all Williams stakeholders. Williams has a track record of successfully completing and integrating acquisitions as well as successfully completing large financings. We look forward to working closely with Southern Union to quickly execute a definitive merger agreement.”

As previously announced, on June 23, 2011, Williams made a proposal to the Special Committee of Southern Union’s Board of Directors to acquire all of Southern Union’s outstanding common stock for $39.00 per share in cash. The Williams proposal represents a premium of approximately 18% over the nominal purchase price in

Southern Union’s proposed transaction with Energy Transfer Equity, L.P. (NYSE: ETE) (“Energy Transfer”), announced on June 16, 2011, in which Southern Union shareholders would receive optionally redeemable Series B MLP partnership units of Energy Transfer with a stated value of $33.00 per share. The Williams proposal also represents a premium of 38% over Southern Union’s closing share price the day prior to the Energy Transfer announcement. Williams is confident that it could consummate the proposed transaction on a timeline consistent with the proposed Energy Transfer transaction.

Barclays Capital and Citi are serving as financial advisors to Williams and Cravath, Swaine & Moore LLP and Gibson, Dunn & Crutcher LLP are serving as its legal advisors.

About Williams (NYSE: WMB)

Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 75-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

# # #

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.